UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☑  Preliminary Information Statement

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☐  Definitive Information Statement

DEMAND POOLING, INC.

(Name of Registrant as Specified In Its Charter)

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☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DEMAND POOLING INC.
12720 Hillcrest Road, Suite 750
Dallas, Texas 75230

NOTICE OF ACTION BY WRITTEN CONSENT WITHOUT A STOCKHOLDERS’ MEETING

To the Stockholders of Demand Pooling, Inc.

NOTICE IS HEREBY GIVEN THAT Demand Pooling, Inc., a Delaware corporation (the “Company”), plans to take certain corporate action pursuant to the written consent of our Board of Directors and the holder of a majority of our outstanding voting stock. The action we plan to take is to amend our Certificate of Incorporation to (1) increase the number of shares of common stock which we are authorized to issue from 100,000,000 to 250,000,000 shares (the “Share Increase”) and (2) change the name of our company to American National Properties Corporation (the “Name Change”).

On April __, 2016, our sole director approved the Share Increase and the Name Change by written consent. On April __, 2016, the holder of approximately 76.22% of our outstanding common stock, par value $0.0001 per share (the “Common Stock”), consented in writing to the Share Increase and the Name Change. Both the Share Increase and the Name Change will be effected through an amendment to our Certificate of Incorporation (as amended to date). In accordance with Rule 14c-2(b) under the Exchange Act, neither the Share Increase nor the Name Change can or will be effectuated until at least 20 calendar days from the date of mailing of this Notice and the accompanying Information Statement. We urge you to read the accompanying Information Statement carefully.

The Board of Directors has fixed the close of business on April __, 2016 as the record date (the “Record Date”) for determining the holders of the Company’s outstanding Common Stock entitled to notice of the foregoing action, pursuant to Section 14(c) and Rule 14c-2(b) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), solely for the purpose of informing stockholders of these corporate actions before they take effect. This Notice and the accompanying Information Statement will serve as written notice to our stockholders pursuant to Section 228(e) of the Delaware General Corporation Law (the “DGCL”) which permits any action that may be taken at a meeting of the stockholders to be taken by written consent by the holders of the number of shares of voting stock required to approve the action at a meeting. No action is required by you.

This is not a notice of a meeting of stockholders and no stockholders’ meeting will be held to consider any matter described herein. Further, no proxy or vote is solicited by this Notice.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

April , 2016	By Order of the Board of Directors,

/s/ Richard Aland

Richard Aland
Chairman and Chief Executive Officer

DEMAND POOLING, INC.
12720 Hillcrest Road, Suite 1045
Dallas, Texas 75230

INFORMATION STATEMENT
April __, 2016

This Information Statement is being provided to you by the
Board of Directors of Demand Pooling, Inc.

This Information Statement and the accompanying Notice of Action by Written Consent Without a Stockholders’ Meeting (jointly, the “Information Statement”) is being furnished by the Board of Directors of Demand Pooling, Inc. a Delaware corporation (the “Company”), to the holders of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”), at the close of business on April __, 2016 (the “Record Date”), to provide information with respect to action taken by the written consent of Mr. Richard Aland, the holder of approximately 76.22% of the outstanding Common Stock of the Company (the “Majority Stockholder”). The Majority Stockholder approved by written consent a proposal to amend our Certificate of Incorporation (as amended to date) to (1) increase the number of shares of Common Stock we are authorized to issue from 100,000,000 to 250,000,000 shares (the “Share Increase”) and (2) change the name of our company to American National Properties Corporation (the “Name Change”).

Our Board of Directors decided to obtain written consent of the Majority Stockholder in order to avoid the costs and management time required to hold a special meeting of stockholders. All required corporate approvals of the Share Increase and Name Change have been obtained, subject to furnishing this notice and 20 calendar days elapsing from the date of this notice before the filing of the amendment to our Certificate of Incorporation to effectuate the Share Increase and the Name Change. Accordingly, your approval of such actions is not required and is not being sought. This Information Statement is furnished solely for the purpose of informing stockholders of this corporate action in the manner required by Rule 14c-2(b) of Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement will also serve as written notice to stockholders of such action pursuant to Section 228(e) of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE ALREADY BEEN APPROVED BY OUR MAJORITY STOCKHOLDER

A VOTE OF THE REMAINING STOCKHOLDERS IS NOT NECESSARY

This Information Statement is being mailed on or about April __, 2016 to our stockholders of record on the Record Date. Under federal law governing the taking of stockholder action by written consent, stockholder approval of the above actions will be deemed effective 20 days after the mailing of this Information Statement to our stockholders.

Our principal executive offices are located at 12720 Hillcrest Road, Suite 750, Dallas Texas 75230, and our telephone number is (972) 388-1973.

THE ACTION BY WRITTEN CONSENT

On April __, 2016, Mr. Aland, our sole director as well as our Majority Stockholder, approved the Share Increase and the Name Change by written consent in his capacity as the Company’s sole director. In addition, on April __, 2016, we received the written consent in lieu of a meeting of stockholders (the “Written Consent”) from the Majority Stockholder approving the amendment to our Certificate of Incorporation to accomplish the Share Increase and the Name Change (the “Charter Amendment”). No payment was made to any person or entity in consideration of their executing the Written Consent.

VOTING AND VOTE REQUIREMENT

We are not seeking consent, authorizations or proxies from you. Section 228(e) of the DGCL provides that the written consent of the holders of outstanding shares of voting capital stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting, at which all shares entitled to vote thereon were present and voted, may be substituted for a meeting. Approval of at least a majority of the outstanding voting power of the shares of our Common Stock present and voting on the matter at a meeting was required to approve the Charter Amendment.

As of the close of business of the Record Date, we had 31,187,585 shares of Common Stock outstanding and entitled to vote on the matters acted upon in the Written Consent. Each share of Common Stock outstanding as of the close of business on the Record Date was entitled to one vote. On the Record Date, the Majority Stockholder, representing approximately 76.22% of our Common Stock, approved the Charter Amendment by Written Consent.

ACCORDINGLY, THE ACTION BY WRITTEN CONSENT EXECUTED BY THE MAJORITY STOCKHOLDER ON THE RECORD DATE PURSUANT TO SECTION 228(e) IS SUFFICIENT TO APPROVE THE CHARTER AMENDMENT AND REQUIRES NO FURTHER STOCKHOLDER ACTION.

DISSENTERS RIGHTS OF APPRAISAL

The DGCL does not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with the matters approved by the Written Consent.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
AND NO STOCKHOLDER MEETING WILL BE HELD TO
CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

Please read this Information Statement carefully. It describes the essential terms of, and contains certain information concerning matters approved by the Written Consent. Additional information about the Company is contained in its periodic and current reports filed with the SEC. These reports, their accompanying exhibits and other documents filed with the SEC may be inspected without charge at the Public Reference Section of the SEC at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549-1004. Copies of such material may also be obtained from the SEC at prescribed rates. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding public companies that file reports with the SEC. Copies of these reports may be obtained from the SEC’s EDGAR archives at http : //www. sec.gov.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The Company’s authorized capital consists of 100,000,000 shares of Common Stock, par value $.0001 per share. As of the Record Date, the Company had 31,187,585 shares of Common Stock outstanding.

Holders of the Company’s Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of the Company’s assets available for distribution to stockholders upon liquidation, dissolution or winding up of the Company’s affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. The Common Stock does not have cumulative voting rights.

STOCK OWNERSHIP OF MANAGEMENT AND
CERTAIN BENEFICIAL HOLDERS

Name and Address	Number of Shares (1)	Percentage Owned

Owners of more than five percent (5%) of outstanding shares:

Accelerated Venture Partners, LLC (2) 1840 Gateway Drive, Suite 200 Foster City CA, 94404	3,020,240	9.68%

Donald Kelly (3) P.O. Box 262127 Dallas, Texas 75026	4,108,907	13.17%
Officers and Directors: Richard Aland 12720 Hillcrest Road, Suite 750 Dallas, Texas 75230	23,771,138	76.22%

All officers and directors as a group (1 person)	23,771,138	76.22%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

(2)	Timothy J. Neher has voting and dispositive control over the shares held by Accelerated Venture Partners, LLC.

(3)	Donald Kelly resigned as an officer and director of the Company in May 2012.

BACKGROUND

From inception April 30, 2008, the Company (which was originally named Accelerated Acquisitions V, Inc.) was organized as a vehicle to investigate and, if such investigation warranted, acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The principal business objectives were to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings.

In April 2010, Richard K. Aland and Donald Kelly acquired 76.75%% and 13.54%, respectively, of the Company’s outstanding common stock. Simultaneously with the share purchase, Messrs. Aland and Kelly were appointed to the Company’s Board of Directors. Such actions represented a change of control of the Company. Thereafter, the Company changed its name to Demand Pooling, Inc.

On April 15, 2010, the Company entered into a Licensing Agreement (“Licensing Agreement”) with Demand Pooling Global Services, LLC (“Licensor”) pursuant to which the Company was granted an exclusive, non-transferrable worldwide license for certain intellectual property developed by Licensor, principally comprising a business concept and related technology which has, as its core product, the aggregation of demand for high-ticket capital equipment and selected commodities to facilitate cooperative purchases of similar products by a significant number of large end-users (the “Technology”). Thereafter the Company became an emerging growth company that developed and marketed a unique web-based business process for facilitating cooperative buying (“demand aggregation”) of capital assets and commodities primarily among state and local governments (“SLGs”) in order to obtain volume-discount pricing for products that are not typically the subject of meaningful price discounting in the volumes typically purchased by individual entities. As the demand aggregation business began to grow, management determined that it did not make sense to operate the business as a public company.

Recent Developments – Proposed Transaction

In the first quarter of fiscal 2016, the Company engaged in negotiations with an investor for a potential change in control of the Company and a change in the principal business of the Company. It is contemplated that the investor will acquire new shares of Common Stock from the Company which at the same time acquiring certain of the outstanding shares of Common Stock owned by Messrs. Aland and Kelly. Mr. Aland would thereafter resign as a director and officer of the Company and the potential investor would appoint new directors and officers (all the foregoing, the “Proposed Transaction”). In the event that the Proposed Transaction is consummated with the potential investor, the Company will become a real estate company engaged primarily in the acquisition, renovation and resale of single-family residential real estate properties, initially located in the San Francisco, California area.

THE SHARE INCREASE

Amendment. Our sole director and Majority Stockholder has voted to amend Article Fourth of our Certificate of Incorporation (as amended to date) to read as set forth on Exhibit “A” attached hereto to accomplish the Share Increase. The terms of the additional shares of Common Stock will be identical to those of the currently outstanding shares of Common Stock. The Charter Amendment and the creation of additional shares of authorized Common Stock will not alter the current number of issued shares. The relative rights and limitations of the shares of Common Stock will remain unchanged under the Charter Amendment. The number of shares of preferred stock that the Company is authorized to issue will remain unchanged at 10,000,000.

Reasons for Increase in Capital. Our sole director and Majority Stockholder believes that it is desirable to have additional authorized shares of Common Stock available in connection with the Proposed Transaction or other similar transactions, possible future financings, possible future acquisition transactions, and other general corporate purposes including shares reserved for issuance under stock option plans and other employee benefit programs for directors, officers, employees and consultants and stock splits or dividends. Our sole director believes that having such additional authorized shares of Common Stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special stockholders’ meeting. Although such issuances of additional shares with respect to future financings and acquisitions would dilute existing stockholders, management believes that such transactions would increase the value of the Company to its stockholders.

Advantages and Disadvantages of Increasing Authorized Shares. There are certain advantages and disadvantages of an increase in our authorized Common Stock. The advantages include:

•	We need to increase our authorized shares to make certain we have sufficient shares to fulfill our obligations in connection with the Proposed Transaction.

•	To have an ability to raise capital by issuing Common Stock or securities convertible into or exchangeable for Common Stock in future financing transactions.

•	To have shares of Common Stock available to pursue business expansion opportunities, if any, including strategic acquisitions or collaborative arrangements.

•	To have shares of Common Stock available for employee recruitment and retention, including employee compensation plans.

The disadvantages include:

•	The issuance of authorized but unissued stock could be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our Board of Directors’ desires. See “Potential Anti-Takeover Effect of the Amendment,” below.

•	Stockholders do not have any preemptive or similar rights to subscribe for or purchase any additional shares of Common Stock that may be issued in the future and, therefore, future issuances of Common Stock may, depending on the circumstances, have a dilutive effect on the earnings per share, voting power and other interests of the existing stockholders.

We believe that the availability of the additional common shares will provide us with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities as they present themselves and to respond to an ever-changing corporate environment.

Increase of Shares of Common Stock Available for Future Issuances. As previously mentioned, the increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for proper business purposes, such as issuances in connection with the Proposed Transaction or other similar transactions, raising additional capital for ongoing operations, business and asset acquisitions, stock splits and dividends, present and future employee benefit programs and other corporate purposes.

Effect on Authorized and Outstanding Shares. As a result of the increase in the number of authorized shares of Common Stock, the number of shares currently issued and outstanding will not change.

The Company’s Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to periodic reporting and other requirements. The proposed increase in the number of authorized shares of Common Stock will not affect the registration of the Common Stock under the Exchange Act.

Potential Anti-Takeover Effect of the Amendment. The increase in the number of shares of our Common Stock authorized for issuance could, under certain circumstances, be construed as having an anti-takeover effect. For example, in the event a person seeks to unilaterally effect a change in the composition of our Board of Directors or contemplates a tender offer or other transaction for the combination of us with another company, it may be possible for us to impede the attempt by issuing additional shares of our common stock, thereby diluting the voting power of the person seeking to acquire control of us, and increasing the potential cost to acquire control of us. The amendment may also have the effect of permitting our current management, including our Board of Directors, to retain its position indefinitely and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. This includes the possibility that our current management may use the additional shares to resist or frustrate a bid to take control of us at a share price that includes an above-market premium that is favored by a majority of our stockholders that are independent from management. Our Board of Directors has no present intention to issue Common Stock for such purposes and is actively pursuing the Proposed Transaction or other similar transactions.

Our Board of Directors did not propose the Charter Amendment in response to any effort known to them to accumulate shares of our Common Stock or to obtain control of us by means of a merger, tender offer or solicitation in opposition to management. In addition, the amendment is not part of any plan by management to recommend a series of similar amendments to our Board of Directors and our stockholders. Finally, our Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Certificate of Incorporation or making any other arrangements that could be construed as affecting the ability of third parties to take us over.

If authorized, the additional shares of our Common Stock may be issued without further action by our stockholders. Under our Certificate of Incorporation, the holders of our Common Stock do not have preemptive rights with respect to future issuances of our Common Stock. Thus, should our Board of Directors elect to issue additional shares of our Common Stock, our existing stockholders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these stockholders. The issuance of additional shares of our Common Stock could also have a dilutive effect on our earnings per share, book value per share or voting power of our currently outstanding shares of Common Stock.

Our Certificate of Incorporation and bylaws do not contain any other provisions having an anti-takeover effect, except that our Certificate of Incorporation authorizes the issuance of preferred stock. We currently have preferred stock authorized but none of such shares are issued or outstanding. Our Board of Directors retains the power to authorize and issue preferred shares in series and to establish their terms. Our preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our Common Stock or may otherwise adversely affect the market price of our Common Stock. Preferred stock could also render more difficult, or discourage, a merger, tender offer or proxy contest relative to us, and make the removal of incumbent management more difficult. Our Board of Directors has no present intention to issue preferred stock for such purposes. Our Certificate of Incorporation prohibits cumulative voting with respect to any matters brought to a vote by our stockholders.

THE NAME CHANGE

The Board of Directors is contemplating changing the name of the Company from Demand Pooling, Inc. to American National Properties Corporation in connection with the Proposed Transaction. If the Proposed Transaction is consummated, a corporate name change to American National Properties Corporation will be more descriptive of the Company’s new principal business focus of acquisition, renovation and resale of single-family residential real estate properties, initially located in the San Francisco, California area. If the Proposed Transaction is not effectuated, the Company will not change its name.

The voting and other rights that accompany our Common Stock will not be affected by the change in our corporate name. Stockholders will not be required to have new stock certificates reflecting the Name Change. New stock certificates will be issued in due course as old certificates are tendered to our transfer agent. The proposed Name change will not have any material affect on our business, operations, reporting requirements or stock price.

INTEREST OF CERTAIN PERSONS IN FAVOR OF OR OPPOSITION

TO MATTERS ACTED UPON

None of the directors or executive officers of the Company has any substantial interest resulting from the Share Increase or the Name Change that is not shared by all other stockholders pro rata and in accordance with their respective interests.

MAILING COSTS

The Company is making the mailing and will bear the costs associated therewith. There will be no solicitations made. The Company will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending the Information Statement to stockholders of record of the Company’s Common Stock.

In some instances, we may deliver only one copy of this Information Statement to multiple stockholders sharing a common address. If requested by phone or in writing, we will promptly provide a separate copy to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Chief Executive Officer at (972) 388-1973, and requests in writing should be sent to Demand Pooling, Inc., Attention: Chief Executive Officer, 12720 Hillcrest Road, Suite 750, Dallas Texas 75230. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the above address.

WHERE YOU CAN FIND MORE INFORMATION

The Company is in compliance with the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy and information statements and other information with the SEC. Such periodic reports, proxy and information statements and other information will be available for inspection and copying at the principal office of the SEC located at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains this Information Statement and other reports regarding issuers that file electronically with the SEC.

Documents described above are available through the SEC as set forth above or from the Company without charge. You may obtain such documents by requesting them in writing or by telephone from the Company. Requests by phone should be directed to our Chief Executive Officer at (972) 388-1973, and requests in writing should be sent to Demand Pooling, Inc., Attention: Chief Executive Officer, 12720 Hillcrest Road, Suite 750, Dallas Texas 75230.

April , 2016	By Order of the Board of Directors,

/s/ Richard Aland

Richard Aland
Chairman and Chief Executive Officer

Exhibit A

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

DEMAND POOLING, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

It is hereby certified that:

1. The name of the corporation is Demand Pooling, Inc. (the “Corporation”), and its Certificate of Incorporation was filed in the office of the Secretary of State on April 29, 2008 under the name Accelerated Acquisitions V, Inc.

2. The certificate of incorporation of the Corporation, as amended to date, is hereby amended by:

(i)	deleting the text of Article FIRST thereof in its entirety and substituting in lieu of said Article the following:

“FIRST: The name of the Corporation is American National Properties Corporation.”

and (ii) deleting the text of Article FOURTH thereof in its entirety and substituting in lieu of said Article the following:

“FOURTH. The amount of the total authorized capital stock of the Corporation is Two Hundred Sixty Million (260,000,000) shares. Two Hundred Fifty Million (250,000,000) shares par value $.0001 per share shall be classified as Common Stock and Ten Million (10,000,000) shares par value $.001 per share shall be classified as Preferred Stock.

The preferred shares may be issued from time to time in one or more series. The Board is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred shares.”

3. This amendment of the Certificate of Incorporation has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote by written consent on April , 2016 in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

The undersigned has caused this Certificate of Amendment of the Certificate of Incorporation of Demand Pooling, Inc. to be signed by its duly authorized officer on May __, 2016.

DEMAND POOLING, INC.

By: _______________________

Richard K. Aland, CEO